Exhibit 99.1

Frontier Communications Restructuring Plan Confirmed by Court

Provides Pathway to Emergence from Chapter 11 Following Remaining Regulatory Approvals

Company Continues to Deliver Uninterrupted Services to Customers and Communities Across the U.S.

NORWALK, Conn., August 21, 2020 – Frontier Communications Corporation (OTCMKTS: FTRCQ) (“Frontier” or the “Company”) today announced that the U.S. Bankruptcy Court for the Southern District of New York has confirmed the Company’s Plan of Reorganization (the “Plan”), subject to final documentation. Upon emergence, the Company will have reduced its total outstanding indebtedness by more than $10 billion and have achieved significant financial flexibility to support continued investment in its long-term growth. The Company expects to complete its restructuring and successfully emerge from Chapter 11, following the completion of the regulatory approval process.

“We are pleased to have reached this next critical milestone in our expedited restructuring process, which will position Frontier for long-term growth and success,” said Robert Schriesheim, Chairman of the Finance Committee of the Board of Directors. “On behalf of the entire Frontier team, I want to express our gratitude to all of our stakeholders, including lenders, bondholders, regulators, vendors, and of course our valued customers and employees for their continued business and support. It is thanks to all of these stakeholders that we have been able to confirm our Plan approximately four months after we initially filed for Chapter 11. We are working expeditiously to implement the Plan, and look forward to emerging as a competitive and healthy company.”

“Today’s confirmation marks the beginning of a new and exciting path forward at Frontier,” said Bernie Han, President and Chief Executive Officer. “With a significantly stronger financial foundation, Frontier will be well positioned to accelerate our transformation, invest in infrastructure and drive efficiencies to better serve our customers. At a time when our network services have never been needed more, our entire team has remained steadfast in their commitment to serving our customers, ensuring they are connected and informed. Looking ahead, we have a strong vision, one where we will win in the current competitive environment and create a better customer experience.”

Since commencing its in-court restructuring, Frontier has secured regulatory approvals or favorable determinations in six states and is progressing with the remaining regulatory approvals. Upon completion of this process, Frontier expects to promptly consummate the transactions contemplated under the Plan and emerge from its in-court restructuring process.

Additional Information

Additional information regarding Frontiers’ financial restructuring is available at www.frontierrestructuring.com. Court filings and information about the claims process are available at https://cases.primeclerk.com/ftr, by calling the Company’s claims agent, Prime Clerk, toll-free at (877)-433-8020 or sending an email to ftrinfo@primeclerk.com.

Advisors

Kirkland & Ellis LLP is serving as legal advisor, Evercore is serving as financial advisor and FTI Consulting, Inc. is serving as restructuring advisor to the Company.

About Frontier Communications

Frontier Communications Corporation (OTCMKTS: FTRCQ) offers a variety of services to residential and business customers over its fiber-optic and copper networks in 25 states, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions.

Forward-Looking Statements

This press release contains “forward-looking statements” related to future events. Forward-looking statements contain words such as “expect,” “anticipate,” “could,” “should,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates and may include, for example, statements regarding the Chapter 11 cases, the DIP financing, the  Company’s ability to complete the financial restructuring and its ability to continue operating in the ordinary course while the Chapter 11 cases are pending. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding the Company’s ability to successfully complete a reorganization process under Chapter 11, including: consummation of the financial restructuring; potential adverse effects of the Chapter 11 cases on the Company’s liquidity and results of operations; the Company’s ability to obtain timely approval by the bankruptcy court with respect to the motions filed in the Chapter 11 cases; objections to the Company’s financial restructuring, DIP financing, or other pleadings filed that could protract the Chapter 11 cases; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; the Company’s ability to comply with the restrictions imposed by the terms and conditions of the DIP financing and other financing arrangements; the Company’s ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 filing; the effects of the Chapter 11 cases on the Company and on the interests of various constituents, including holders of the Company’s common stock; the bankruptcy court’s rulings in the Chapter 11 cases, the terms and conditions of the financial restructuring and the DIP financing, and the outcome of the Chapter 11 cases generally; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 cases; risks associated with third party motions in the Chapter 11 cases, which may interfere with the Company’s ability to consummate the financial restructuring or an alternative restructuring; increased administrative and legal costs related to the Chapter 11 process; potential delays in the Chapter 11 process due to the effects of the COVID-19 virus; and other litigation and inherent risks involved in a bankruptcy process. Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the U.S. Securities and Exchange Commission, including those in the Company’s most recent Annual Report on Form 10-K and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. Frontier has no obligation to update or revise these forward-looking statements and does not undertake to do so.

Contacts

Investors: Sheldon Bruha Executive Vice President and Chief Financial Officer SB7874@ftr.com	Media: Javier Mendoza 562-305-2345 Vice President, Corporate Communications and External Affairs javier.mendoza@ftr.com	Meaghan Repko / Jed Repko Joele Frank Wilkinson Brimmer Katcher 212-355-4449